EXHIBIT 12.2 STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                               Six Month Ended               Year Ended December 31
                                                   June 30
                                                     2000      1999      1998      1997     1996    1995

                                                                 (in millions, except ratios)
                                               -----------------------------------------------------------

Earnings

Income (Loss) Before Income Taxes                   $426.0    $(165.5)  $  920.2  $  916.7  $567.8  $557.9
Fixed Charges                                         96.9      155.2      138.3     101.1    71.9    73.1
                                                    ------    -------   --------  --------  ------  ------
Adjusted Earnings                                   $522.9    $ (10.3)  $1,058.5  $1,017.8  $639.7  $631.0
                                                    ======    =======   ========  ========  ======  ======


Combined Fixed Charges and Preferred
      Stock Dividends

Interest and Debt Expense                           $ 89.0    $ 137.8   $  119.9  $   84.9  $ 58.5  $ 59.5
Amortization of Deferred Debt Costs                    1.2        2.4        3.3       0.7       -     0.7
Portion of Rents Deemed
      Representative of Interest (a)                   6.7       15.0       15.1      15.5    13.4    12.9
Preferred Stock Dividends                                -          -        2.9      19.5    19.5    19.5
                                                    ------    -------   --------  --------  ------  ------
Total Combined Fixed Charges and
      Preferred Stock Dividends                     $ 96.9    $ 155.2   $  141.2  $  120.6  $ 91.4  $ 92.6
                                                    ======    =======   ========  ========  ======  ======

Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock                5.4       (0.1)       7.5       8.4     7.0     6.8
      Dividends


(a) Generally deemed to be one-third of rental expense.

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